EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

BPZ Resources, Inc.

Houston, Texas

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 14, 2007, relating to the consolidated financial statements of BPZ Energy, Inc. and Subsidiaries, which is contained in that Prospectus.

/s/ Johnson Miller & Co., CPA’s PC
Midland, Texas

November 16, 2007